Exhibit 99.1

News Release

Hilltop Holdings Inc. Announces Call for Redemption of All Outstanding Shares of its 8.25% Series A Cumulative Redeemable Preferred Stock

DALLAS, Aug 06, 2010 (BUSINESS WIRE) —

Hilltop Holdings Inc. (the “Company”), announced that it has called for redemption all of the outstanding shares of its 8.25% Series A Cumulative Redeemable Preferred Stock (CUSIP No. 432748200). The shares of Series A Preferred Stock, which are traded on the New York Stock Exchange under the symbol “HTHPRA,” will be redeemed on September 6, 2010, at a cash redemption price of $25.2063 per share, representing the liquidation preference of $25.00 per share, plus accrued and unpaid dividends to, and including, the date of redemption.

The Company will use its available cash to redeem the Series A Preferred Stock. If the redemption had occurred on June 30, 2010, the Company would have had approximately $600 million in available cash after giving effect to the redemption. The Company is in discussions with several institutions to provide borrowing facilities should additional cash be necessary to consummate a transaction. No assurances, however, can be given that such facilities or cash will be available on terms acceptable to the Company, or at all.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

The statements included in this news release, and other statements that are not historical facts, may contain forward-looking statements. In addition to the assumptions specifically mentioned in the above paragraphs, there are a number of other factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s annual and quarterly reports, available on the Company’s website.

SOURCE: Hilltop Holdings Inc.

Hilltop Holdings Inc.

Darren Parmenter, 214-855-2177